Exhibit 10.4
Restricted Stock Unit Grant Agreement
     1. The Restricted Stock Unit Grant for the number of Units specified on the award summary page is granted to you under, and governed by the terms and conditions of, the 2008 Performance Plan of The Goodyear Tire & Rubber Company, adopted effective April 8, 2008, as amended (the “Plan”), and this Grant Agreement. Your execution and return of the enclosed copy of this Grant Agreement constitutes your agreement to, and acceptance of, all terms and conditions of the Plan and this Grant Agreement. You also agree that you have read and understand the provisions of the Plan and this Grant Agreement. All defined terms used in this Grant Agreement have the meanings set forth in the Plan.
     2. All rights conferred upon you under the provisions of this Grant Agreement are personal to you and no assignee, transferee or other successor in interest shall acquire any rights or interests whatsoever under this Grant Agreement, which is made exclusively for the benefit of you and the Company, except by will or the laws of descent and distribution.
     3. As consideration for the Units granted to you hereunder, except as otherwise provided in this Section 3, you must remain in the continuous employ of the Company or one or more of its Subsidiaries until                                         ,                      with respect to one-third of the Units,                                          ,                      with respect to one-third of the Units and                                         ,                      with respect to one-third of the Units (each a “Vesting Date”). In the event of your death or Disability (defined as termination of employment while receiving benefits for a period of not less than one year under a long-term disability income plan provided by a government or sponsored by the Company or one of its Subsidiaries) prior to a Vesting Date, you will receive a prorated number of Units. Any such proration will be based on the date of your termination of employment with the Company. Nothing contained herein shall restrict the right of the Company or any of its Subsidiaries to terminate your employment at any time, with or without cause. Further, in the event that you incur a Severance prior to a Vesting Date, the Units shall be deemed to have been fully earned.
     4. In the event you retire or otherwise terminate your employment with the Company or a Subsidiary and within 18 months after such termination date you accept employment with a competitor of, or otherwise engage in competition with, the Company, the Committee, in its sole discretion, may require you to return, or (if not received) to forfeit, to the Company the payments made (or to be made) hereunder which you have received (or will receive) at any time on or after the date which is six months prior to the date of your termination of employment with the Company.
     5. The Company will pay to you 100% of the total number of Units earned in shares of Common Stock (with each Unit being equivalent to one share of Common Stock), less such withholding and payroll taxes as the Company shall determine to be necessary or appropriate. Any payment pursuant to Section 5 of this Grant Agreement shall be made (i) after each Vesting Date but in no event later than the March 15 of the year following such Vesting Date; or (ii) in the event of your earlier Severance, within 30 days after your Severance. Any fraction of a Unit will be paid to you on the relevant date in cash, the amount of which shall be determined using the Fair Market Value of the Common Stock as of the Vesting Date.
     6. Each Unit will be credited with one Dividend Equivalent on each date on which cash dividends are paid on shares of the Common Stock (and each fraction of a Unit shall be credited

Restricted Stock Unit Grant Agreement
with a like fraction of a Dividend Equivalent). Dividend Equivalents (and fractions thereof, if any) will be automatically translated into Units by dividing the dollar amount of such Dividend Equivalents by the Fair Market Value of the Common Stock on the date the relevant Dividend Equivalents are accrued to your account. The number of Units (and any fractions thereof) resulting will be credited to your account (in lieu of the dollar amount of such Dividend Equivalent) and shall continually be denominated in Units until converted for payment as provided in this Grant Agreement.
     7. You will be required to satisfy all Federal, state and local tax and payroll withholding obligations, and any other withholding obligations, arising in respect of any distribution of, or right to receive any distribution of, shares of Common Stock or cash to you.
     8. Any notice to you under this Grant Agreement shall be sufficient if in writing and if delivered to you or mailed to you at the address on record in the Executive Compensation Department. Any notice to the Company under this Grant Agreement shall be sufficient if in writing and if delivered to the Executive Compensation Department of the Company in Akron, Ohio, or mailed by registered mail directed to the Company for the attention of the Executive Compensation Department at 1144 East Market Street, Akron, Ohio 44316-0001. Either you or the Company may, by written notice, change the address. This Grant Agreement shall be construed and shall take effect in accordance with the laws of the State of Ohio.
     9. The obligations of the Company under this Grant Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver shares of Common Stock in the future, and your rights will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Grant Agreement.
     10. It is intended that this Grant Agreement shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code. This Grant Agreement shall be construed, administered and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the Units shall not be deferred, accelerated, extended, paid out, settled, adjusted, substituted, exchanged or modified in a manner that would cause the award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise would subject you to the additional tax imposed under Section 409A of the Code.
     Notwithstanding anything contained in this Grant Agreement to the contrary, if you are a “specified employee,” within the meaning of Section 409A of the Code, with December 31 being the specified employee identification date and the following January 1 being the specified employee effective date, on the date you incur a separation from service, then to the extent required in order to comply with Section 409A of the Code, all payments under this Grant Agreement that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided as a result of a separation from service and that would otherwise be paid during the first six months following such separation from service shall be accumulated through and paid (together with interest on any cash amounts at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on the date of termination) on the first business day that is more than six months following your separation from service (or, if you die during such

Restricted Stock Unit Grant Agreement
six-month period, within 90 days after your death). You will be deemed to have a “separation from service” on the date of your termination, if after the date of your termination you are not reasonably anticipated to provide a level of bona fide services to the Company or any affiliate that exceeds 25% of the average level of bona fide services provided by you in the immediately preceding 36 months (or, if less, the full period of services to the Company or any affiliate).